Exhibit 23.1

KPMG LLP

Suite 800

1225 17th Street

Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 22, 2024, with respect to the consolidated financial statements of Lumen Technologies, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado

May 16, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.